AMENDED AND RESTATED OPERATING EXPENSES AGREEMENT

THIS AMENDED AND RESTATED OPERATING EXPENSES AGREEMENT (the “Agreement”), effective July __, 2005, amends and restates in its entirety the Operating Expenses Agreement dated September 1, 1999, by and between THE PURISIMA FUNDS, a Delaware business trust (hereinafter called the “Trust”), on behalf of the series of the Trust listed on Appendix A (each, a “Fund” and collectively, the “Funds”), and FISHER ASSET MANAGEMENT, LLC, a limited liability company organized and existing under the laws of the State of Delaware (hereinafter called the “Manager”).

WITNESSETH:
WHEREAS, the Manager renders advice and services to the Funds pursuant to the terms and provisions of an Investment Management Agreement between the Trust and the Manager dated October 28, 1996 and amended April 16, 1998 (the “Investment Management Agreement”); and

WHEREAS, the Funds are responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Management Agreement that have not been assumed by the Manager; and

WHEREAS, the Manager desires to limit the Funds’ Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Manager to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.  Limit on Operating Expenses. The Manager hereby agrees to limit each Fund’s Operating Expenses to an annual rate of 1.50%.

2.  Definition. For purposes of this Agreement, the term “Operating Expenses” with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund including the Manager’s investment advisory or management fee under the Investment Management Agreement, and other expenses described in the Investment Management Agreement, and Rule 12b-1 fees, but does not include any front-end or contingent deferred loads, taxes, interest, brokerage commissions, expenses incurred in connection with any merger or reorganization or extraordinary expenses such as litigation.

3.  Reimbursement of Fees and Expenses. The Manager, under Subparagraph 8(d) of the Investment Management Agreement, retains its right to receive reimbursement of reductions of its investment management fee and Operating Expenses paid by it that are not its responsibility under the Investment Management Agreement.

4. Term. This Agreement shall become effective on the date specified herein and shall remain in effect for a rolling ten (10) year period, unless sooner terminated as provided in Paragraph 5 of this Agreement. On an annual basis, this Agreement shall be extended for one (1) additional year for purposes of maintaining the term of the Agreement at a ten (10) year period so long as such extension is approved for each Fund by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust).

5. Termination. This Agreement may be terminated by the Trust on behalf of the Fund at any time without payment of any penalty or by the Board of Trustees of the Trust, upon sixty (60) days’ written notice to the Manager. The Manager may decline to renew this Agreement by written notice to the Trust at least thirty (30) days before its annual expiration date.

6. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

THE PURISIMA FUNDS on behalf of Funds listed on Appendix A	FISHER ASSET MANAGEMENT, LLC
By:	By:
Name:	Name:
Title:	Title:

THE PURISIMA FUNDS
APPENDIX A
to the Operating Expenses Agreement

The provisions of the Operating Expenses Agreement between the Trust and the Manager apply to the following series of the Trust:

●	The Purisima Total Return Fund

●	The Purisima All-Purpose Fund

Date: July [__], 2005

THE PURISIMA FUNDS on behalf of its series listed above	FISHER ASSET MANAGEMENT, LLC
By:	By:
Name:	Name:
Title:	Title: